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LCC INTERNATIONAL, INC. REPORTS RECORD RESULTS

REVENUES UP 36% AND NORMALIZED PROFORMA EARNINGS UP 60% FOR THE YEAR


ARLINGTON, Va., Feb. 10 /PRNewswire/ -- LCC International Inc , one of the world's largest providers of radio frequency engineering and network design services and products to the international wireless telecommunications industry, today reported record revenues and normalized proforma earnings for the year ended December 31, 1996.

Revenues for the year were a record $141.6 million, up 36% from the $104.5 million posted in 1995. Excluding the effect of non-cash and non-recurring items recognized in association with LCC's third quarter initial public offering and fourth quarter acquisition of European Technology Partner AS (ETP) of Oslo, Norway, and assuming a 40% effective income tax rate for each period presented, normalized proforma net income for the full year increased 60% to a record $12.0 million, up from $7.5 million in 1995. Normalized proforma earnings per share for the year, including the dilutive effect of LCC's initial public offering, increased 51% to a record $0.80 (on 16.5 million shares) from $0.53 (on 15.6 million shares) in 1995.

Revenues for the quarter were a record $43.4 million, up 32% from the $32.8 million posted in 1995. Normalized proforma net income for the fourth quarter decreased slightly to $3.8 million, from $4.0 million in 1995, as a result of certain large, high margin software sales included in the 1995 results. Normalized proforma earnings per share for the quarter decreased to $0.23 (on
18.9 million shares) from $0.27 (on 15.6 million shares) in 1995, primarily as a result of the dilutive effect of additional shares issued in connection with LCC's September 1996 initial public offering.

Mr. Piyush Sodha, President and Chief Executive Officer said "We are very pleased with the strong operating performance of our Company. The opportunities open to the wireless industry today are encouraging and given the current position LCC enjoys, we are optimistic that we can enhance shareholder value over time."

On December 30, 1996, through its newly formed, wholly-owned Norwegian subsidiary, LCC International AS, LCC acquired the net assets of ETP for an aggregate purchase price of $13.75 million. ETP produces hardware and software products for the wireless industry designed to enhance a system's performance after the build-out and during the system enhancement and efficiency phases. As anticipated and previously announced, a substantial portion of the aggregate purchase price was allocated to in-process research and development and, accordingly, the Company recorded a one-time,

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non-recurring charge ($5.6 million pre-tax, $4.0 million post-tax at a 28%
Norwegian effective income tax rate, or $0.24 per share) to full year earnings.

In addition, as anticipated, net income for the year ended December 31, 1996, also includes a non-cash compensation charge ($7.0 million pre-tax, $4.2 million post-tax, or $0.25 per share) related to a phantom membership and private company stock option program that was converted to a discounted share option program at the time of LCC's initial public offering, and a one-time, non-recurring deferred tax benefit ($8.7 million) related to the conversion from a limited liability company to a Subchapter C corporation for income tax purposes at the time of LCC's initial public offering.

Net income for the fourth quarter ended December 31, 1996, included the one-time, non-recurring in-process research and development charge ($5.6 million pre-tax, $4.0 million post-tax or $0.21 per share) and a non-cash compensation charge ($0.7 million pre-tax, $0.4 million post-tax, or $0.02 per share).

Including the effect of non-cash and non-recurring items recognized in association with LCC's third quarter initial public offering and fourth quarter acquisition of ETP, LCC reported proforma net income of $3.8 million ($0.30 per share) and a proforma net loss of $0.7 million ($0.01 per share) for the full year and fourth quarter, respectively.

This press release may contain forward-looking statements or implications that are subject to risks and uncertainties. Actual results or performance could differ materially from those expressed or implied by such forward- looking statements as a result of risks and uncertainties including changes adversely impacting demand for LCC's products and services, risks from competition, rapid technological change and those described from time to time in LCC's reports to the U.S. Securities and Exchange Commission, including its Registration Statement on Form S-1, effective September 24, 1996, news releases and other communications.

The Company's 1997 Annual Shareholders' Meeting will be held on Tuesday, May 20, 1997. Proposals for business to be transacted at the Annual Meeting must be addressed to the Company's Secretary and received at the Company's principal offices no later than Thursday, February 20, 1997.

LCC is one of the world's largest providers of radio frequency engineering and network design services and products to the international wireless telecommunications industry. The Company's radio frequency engineering business was founded in 1983, during the early years of the cellular industry. Since that time, LCC has come to offer a range of complementary services and products consisting of radio frequency engineering services, program management and system deployment services, propagation modeling and network analysis software, and field test measurement and analysis equipment.

                   LCC International, Inc. and Subsidiaries
               Condensed Consolidated Statements of Operations
                    (In thousands, except per share data)
                                 (Unaudited)


                                        Three months ended        Year ended
                                            December 31,          December 31,
                                        1996         1995      1996         1995
    REVENUES:
     Service revenue                   $29,037    $18,047     $93,156    $64,016
     Product revenue                    14,313     14,717      48,414     40,445
                                        43,350     32,764     141,570    104,461

    COST OF REVENUES:
     Service revenue                    20,608     12,495      65,801     45,682
     Product revenue                     9,883      7,786      32,039     25,455
                                        30,491     20,281      97,840     71,137

    GROSS PROFIT                        12,859     12,483      43,730     33,324
    OPERATING EXPENSES
     Sales and marketing                 1,881      1,461       6,475      5,823


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
     General and administrative          3,358      2,789      12,462     10,108
     In-process research &
       development                       5,605        --        5,605       --
     Non-cash compensation                 670      1,130       7,005      4,646
     Depreciation and amortization       1,260      1,310       5,039      3,699
                                        12,774      6,690      36,586     24,276

    OPERATING INCOME                        85      5,793       7,144      9,048
    OTHER INCOME (EXPENSE):
     Interest expense, net                (312)      (710)     (2,125)    (2,193)
     Other income                          263        402       2,376      1,027
                                           (49)      (308)        251     (1,166)

    INCOME BEFORE INCOME TAXES              36      5,485       7,395      7,882
    PROVISION (BENEFIT) FOR
      INCOME TAXES                         689      1,863      (5,854)     3,142

    NET (LOSS) INCOME                    $(653)    $3,622     $13,249     $4,740

    PROFORMA INCOME DATA:
     Income before income taxes            $36     $5,485      $7,395     $7,882
     Proforma provision for
       income taxes                        689      2,194       3,631      3,153
     Proforma net (loss) income          $(653)    $3,291      $3,764     $4,729

    Proforma net (loss) income
      per share:                        $(0.01)     $0.22       $0.30      $0.36

    NORMALIZED PROFORMA INCOME DATA:
     Income before income taxes            $36     $5,485      $7,395     $7,882
     In-process research &
       development                       5,605       --         5,605        --
     Non-cash compensation                 670      1,130       7,005      4,646
     Normalized pre-tax income           6,311      6,615      20,005     12,528
     Proforma provision for
       income taxes                      2,524      2,646       8,002      5,011
     Normalized proforma net income     $3,787     $3,969     $12,003     $7,517

    Normalized proforma net
      income per share:                  $0.23      $0.27       $0.80      $0.53


Common and common

equivalent shares

used in the calculation

of proforma and normalized

    proforma net income per share:      18,900     15,579      16,509     15,579


SOURCE  LCC International, Inc.